Eastern Light Capital and Unusual Market Activity

SAN FRANCISCO, CA -- (Marketwire - December 23, 2010) - Eastern Light Capital, Inc. ("ELC" or "Company") (NYSE Amex: ELC), a real estate investment trust, stated that its policy is not to comment on unusual market activity or rumors.

On account of today's unusual market activity in the company's stock and in accordance with its usual practice, the NYSE contacted Eastern Light Capital. The company stated that its policy is not to comment on unusual market activity.

About Eastern Light Capital

ELC is organized as a Real Estate Investment Trust (REIT). Prior to 2007, the Company originated and invested in non-conforming, high yielding residential loans. In 2007 new management was installed, the Company eliminated the origination and investment in mortgage loans and focused on repaying debt and monetizing its existing loans and foreclosed properties. The Company's future investment plans include retaining its REIT status and investing in existing, leased, commercial properties utilizing limited leverage. The Company has also announced a Special Shareholder meeting on January 31, 2011 to obtain shareholder approval to convert its preferred shares into common shares. The conversion of preferred shares into common shares will simplify the capital structure and may allow the Company to raise additional equity to implement the new business model, restore profitability, utilize its net operating loss carry forward and reinstate a sustainable dividend.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive fact

Contact:
Eastern Light Capital, San Francisco
Richard J. Wrensen
CEO
415/693-9500 ext. 102
rwrensen@elcreit.com
www.elcreit.com